Exhibit 99.2

1	2018 third quarter results
Prepared remarks
August 8, 2018

Prepared Remarks - Nuance Third Quarter
Fiscal Year 2018

Nuance is providing these prepared remarks, in combination with its press release and a live, webcast conference call, to provide shareholders and analysts additional time and detail for analyzing our results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

The conference call will begin at 5:00 p.m. ET today and will include opening comments followed by questions and answers. To access the live broadcast, please visit the Investor Relations section of Nuance’s website at http://investors.nuance.com. The call can also be heard by dialing 866-393-4306 or 734-385-2616 at least five minutes prior to the call and referencing conference code 2776239. A replay will be available within 24 hours of the conclusion of the live call and webcast on the Investor Relations section of Nuance’s website at http://investors.nuance.com or by dialing 855-859-2056 or 404-537-3406 and using the access code 2776239.

These remarks and Nuance’s quarterly conference call remarks include certain forward-looking statements and non-GAAP financial measures. Please see the section, “Safe Harbor and Forward-Looking Statements” in this document for important caveats with respect to forward-looking information. Please also see the section, “Discussion of Non-GAAP Financial Measures” and the related Supplemental Financial Information in this document for more details on our non-GAAP financial measures.

Q3 18 Results Highlights
Nuance delivered solid Q3 18 results across several key financial metrics, implemented significant changes to our Board of Directors and governance polices, and executed a meaningful share repurchase of 8.1 million shares in the quarter.
Q3 18 non-GAAP revenue of $506.0 million was above the high end of our guidance and non-GAAP diluted EPS of $0.27 was slightly above the midpoint of our guidance. Net new bookings for Q3 18 grew 7% over the prior year, in line with our expectations, owing to strength in Healthcare and Enterprise. We also generated approximately $100 million in cash flow from operations during the quarter, in line with our expectations.
Our performance summary for the third quarter includes:

•	Q3 18 GAAP revenue grew 3% over the prior year to $502.9 million.

•	Non-GAAP revenue grew 2% year over year as reported, to $506.0 million, driven by strength across our operating segments.

•	Organic revenue grew 1% in the quarter, to $506.0 million from $502.8 million in the prior year period. Fiscal year to date, organic revenue grew 1%.

•	Recurring revenue represented 73% of GAAP and non-GAAP revenue, consistent with the prior year period for both measures.

•
GAAP gross margin was 57.6%, up 210 basis points from Q3 17. Non-GAAP gross margin was 62.1%, an improvement of 60 basis points compared to a year ago, but on the low end of our expectations due to a higher proportion of revenue from professional services which carry lower gross margins.

•
GAAP operating margin was 5.7%, up from 2.9% in Q3 17. Non-GAAP operating margin was 24.7%, down 230 basis points from last year due to ongoing, planned investments in security and conversational AI research and development, lower professional services gross margins, and higher legal expenses related to intellectual property protection.

•	GAAP loss per share was $(0.05) in Q3 18, compared with $(0.10) in Q3 17.

•	Non-GAAP diluted EPS was $0.27, compared with $0.27 in Q3 17.

•	Cash flow from operations was $99.7 million or 125% of non-GAAP net income compared to $132.0 million, or 167% of non-GAAP net income in the year-ago period.

© 2018 Nuance Communications, Inc. All rights reserved

2	2018 third quarter results
Prepared remarks
August 8, 2018

Portfolio and Business Review
When we reported our Q2 18 results on May 9, we indicated we would begin a comprehensive portfolio and business review process and we made meaningful progress in the quarter. We are acting with urgency toward a simplified and more efficient business, capable of sustainable, long-term revenue and earnings growth, with resources keenly focused on opportunities that leverage our core strengths in key vertical markets. As we communicated in Q2 18, we will discuss Nuance’s next phase of growth and the evolution of our business in more detail when we report our fiscal fourth quarter and full year 2018 results.

Governance Update
During Q3 18, our Board of Directors embarked on a series of changes to advance the strategic focus of the Company and address matters raised by shareholders in recent years. During the quarter, we announced significant changes to the composition and leadership of our Board, and related governance practices including:

•	The retirement of three long-serving directors on June 30, 2018;

•	A search for additional independent directors;

•	Appointment of new committee chairs;

•	Adoption of majority voting standard; and,

•	Shareholders to be provided the right to call a special meeting.
(For additional details see the June 26, 2018 press release)

Returning Capital to Shareholders and Strengthening the Balance Sheet
During Q3 18, under our current Board-authorized stock repurchase program, we repurchased
8.1 million shares of Nuance stock, representing approximately 3% of our total shares outstanding as of March 31, 2018, at an average price of $13.81 per share with a total purchase price of $112.0 million.

As of August 7, 2018, we repurchased an additional 1.1 million shares, bringing the total number of shares repurchased since the beginning of Q3 18 to 9.2 million, at an aggregate purchase price of $127.5 million.

Subsequently, given confidence in our ability to generate long-term value and our commitment to return capital to shareholders, we announced today that our Board of Directors authorized an incremental share repurchase program of up to $500 million, supplementing the current authorization. Including the new authorization, we had $565.9 million available for future share repurchases as of August 7, 2018.

We also announced today that our Board of Directors authorized the repayment of $150 million of our 2020 5.375% high-yield bonds, which will be callable at par after August 15, 2018. We expect this repayment to take place in mid-September and to reduce our annual cash interest expense by approximately $8.1 million. Total debt maturity value will be $2.44 billion after the repayment, down from $2.59 billion as of June 30, 2018.

We expect our future capital allocation to be more focused on share repurchase and debt repayment and less focused on M&A activity.

© 2018 Nuance Communications, Inc. All rights reserved

3	2018 third quarter results
Prepared remarks
August 8, 2018

Q3 18 Summary of GAAP & Non-GAAP Financial Results
(for reconciliation of GAAP to non-GAAP measures, please see the tables included in this document)

($ in millions except earnings per share)	Q3 2017	Q3 2018	Change*
Net New Bookings % Growth	$438.5	$471.1	$32.6 7%
GAAP Revenue % Recurring Revenue	$486.2 73%	$502.9 73%	$16.7
Non-GAAP Revenue % Recurring Revenue	$495.6 73%	$506.0 73%	$10.4
Organic Revenue % Growth	$502.8	$506.0	$3.2 1%
GAAP Gross Profit Gross Margin %	$270.0 55.5%	$289.4 57.6%	$19.4 210 bps
Non-GAAP Gross Profit Gross Margin %	$304.8 61.5%	$314.3 62.1%	$9.5 60 bps
GAAP Operating Income GAAP Operating Margin	$14.3 2.9%	$28.6 5.7%	$14.3 280 bps
Non-GAAP Operating Income Non-GAAP Operating Margin	$133.8 27.0%	$125.2 24.7%	$(8.6) (230) bps
GAAP Net Loss	$(27.8)	$(14.0)	$13.8
Non-GAAP Net Income	$79.2	$79.6	$0.5
GAAP EPS	$(0.10)	$(0.05)	$0.05
Non-GAAP Diluted EPS	$0.27	$0.27	$0.00
Cash Flow from Operations % non-GAAP Net Income	$132.0 167%	$99.7 125%	$(32.4)

* Change in dollars, percentage and basis points calculated using actual results. May not add due to rounding for table presentation purposes.

Q3 18 Detailed Financial Results

Net New Bookings

($ in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018	Q2 2018	Q3 2018	YTD 2018
Net New Bookings	$380.3	$410.4	$438.5	$424.4	$1,653.6	$418.4	$376.6	$471.1	$1,266.1
Yr/yr Growth	23%	31%	21%	(18)%	10%	10%	(8)%	7%	3%

•	Net new bookings grew 7% year over year to $471.1 million, with strong growth in Healthcare, led by Diagnostics and Clintegrity, as well as Enterprise growth.

•	Year to date, net new bookings grew 3% compared to the first nine months of fiscal year 2017.

•
As discussed previously, we experience bookings variability quarter to quarter, often driven by the timing of large, multi-year agreements. The graph below illustrates this quarterly variability as well as the overall trend of net new bookings increasing over time. We encourage investors to view our net new bookings on an annual basis.

© 2018 Nuance Communications, Inc. All rights reserved

4	2018 third quarter results
Prepared remarks
August 8, 2018

Net New Bookings Trend
($ in millions)

Revenue

•	In Q3 18, GAAP revenue grew 3% to $502.9 million.

•	On an as-reported basis, Q3 18 non-GAAP revenue grew 2% from a year ago to $506.0 million.

•
Organic revenue grew 1% in the quarter to $506.0 million from $502.8 million in the prior year period. Dragon Medical One cloud, Automotive, and Enterprise delivered strong organic growth, which was partially offset by continued and expected declines in HIM transcription and Devices.

•	For the first nine months of 2018, we delivered 1% organic revenue growth.

© 2018 Nuance Communications, Inc. All rights reserved

5	2018 third quarter results
Prepared remarks
August 8, 2018

Non-GAAP Revenue by Type and as % of Total Non-GAAP Revenue*

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018	Q2 2018	Q3 2018
Hosting	$195.6	$204.8	$192.5	$150.9	$743.9	$186.3	$195.4	$191.7
% of Revenue	39%	40%	39%	32%	38%	37%	38%	38%
Maintenance and Support	$82.7	$82.0	$80.7	$82.7	$328.1	$80.9	$78.5	$79.8
% of Revenue	17%	16%	16%	17%	17%	16%	15%	16%
Perpetual Product and Licensing	$79.3	$77.0	$74.4	$77.7	$308.4	$76.9	$73.3	$77.2
% of Revenue	16%	15%	15%	16%	16%	15%	14%	15%
Recurring Product and Licensing	$78.2	$90.6	$85.8	$98.9	$353.5	$90.7	$90.9	$93.2
% of Revenue	16%	18%	17%	21%	18%	18%	18%	18%
Professional Services	$60.3	$56.7	$62.2	$64.4	$243.6	$74.0	$80.2	$64.2
% of Revenue	12%	11%	13%	14%	12%	15%	15%	13%
Total Non-GAAP Revenue	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8	$518.3	$506.0
Total Recurring Revenue*	$360.5	$381.7	$363.2	$336.8	$1,442.3	$362.2	$368.9	$368.7
Recurring % of Total Non-GAAP Revenue	73%	75%	73%	71%	73%	71%	71%	73%

* Total non-GAAP recurring revenue is the sum of hosting, maintenance and support, recurring product and licensing, as well as the portion of non-GAAP professional services revenue delivered under ongoing subscription contracts. Non-GAAP recurring product and licensing revenue comprises term-based and ratable licenses as well as revenue from royalty arrangements.

© 2018 Nuance Communications, Inc. All rights reserved

6	2018 third quarter results
Prepared remarks
August 8, 2018

Recurring Revenue

•	In Q3 18, GAAP recurring revenue was $365.9 million, or 73% of total revenue, compared to $354.5 million, or 73% of total revenue, a year ago.

•	Non-GAAP recurring revenue in Q3 18 was $368.7 million, or 73% of total non-GAAP revenue. For comparison, Q3 17 non-GAAP recurring revenue was $363.2 million, or 73% of total non-GAAP revenue.

•
Although recurring revenue percentages remain relatively flat year-over-year, Q3 18 benefited from growth in Dragon Medical One cloud and Automotive revenue, offset in part by expected declines in HIM transcription and Devices revenue, lower Dragon Medical maintenance and support revenue as a result of the ongoing transition to Dragon Medical One cloud, and lower Subscriber Revenue Services (SRS) revenue.

Estimated On-Demand Contract Values

•
At the end of the third quarter, the estimated three-year value of total on-demand contracts was $2,394.3 million, up from $2,359.5 million a year ago. The increase was primarily due to growth in our Dragon Medical cloud and Automotive connected services businesses, offset in part, as expected by declines in our HIM transcription and SRS businesses.

(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018
Estimated 3-Year Value of Total On-Demand Contracts	$2,499.4	$2,568.3	$2,359.5	$2,307.3	$2,351.2	$2,335.9	$2,394.3
Gross Margin

•	GAAP gross margin in Q3 18 was 57.6%, an increase of 210 basis points year over year.

•
Non-GAAP gross margin in Q3 18 was 62.1%, an increase of 60 basis points year over year, and on the low end of our expectations due to a higher proportion of revenue from professional services which carry lower gross margins.

© 2018 Nuance Communications, Inc. All rights reserved

7	2018 third quarter results
Prepared remarks
August 8, 2018

Operating Expenses and Operating Margin

•	GAAP operating expenses in Q3 18 were $260.9 million, compared to $255.7 million a year ago. GAAP operating margin was 5.7%, compared to 2.9% in Q3 17.

•
Non-GAAP operating expenses in Q3 18 were $189.1 million, compared to $170.9 million a year ago. Non-GAAP operating margin in Q3 18 was 24.7%, a decrease of 230 basis points year over year. The increase in operating expense and lower operating margin are the result of ongoing, planned investments in security and conversational AI, as well as lower professional services gross margins, and increased legal expenses related to enforcing our intellectual property rights.

Interest Expense

•	GAAP net interest expense was $31.4 million in Q3 18, down $7.1 million year over year.

•	Non-GAAP net interest expense was $19.5 million in Q3 18, down $2.9 million year over year.

•
The decrease in GAAP and non-GAAP net interest expense in Q3 18 is due to the repayment of $331.2 million of the 2.75% convertible debt in November 2017, together with higher interest income on investments.

Provision for Income Taxes

•	Q3 18 GAAP provision for income taxes was $10.6 million, compared to $2.6 million a year ago.

•
Q3 18 non-GAAP provision for income taxes was $25.4 million, compared to $31.3 million a year ago. The non-GAAP effective tax rate was 24% in Q3 18, compared to 28% a year ago, primarily as a result of lower U.S. Federal tax rates.

•	Q3 18 cash tax was $8.6 million compared to $6.0 million in Q3 17. For the first nine months of fiscal year 2018, cash taxes totaled $22.6 million.

Earnings Performance

•	GAAP loss per share in Q3 18 was $(0.05), compared to a loss of $(0.10) per share a year ago.

•	Non-GAAP EPS in Q3 18 was $0.27 per diluted share, compared to $0.27 a year ago.

Share Repurchases

•
During Q3 18, we repurchased 8.1 million shares of Nuance common stock, representing approximately 3% of our total shares outstanding as of March 31, 2018, at an average price of $13.81 per share and a total purchase price of $112.0 million. These repurchased shares lowered our Q3 18 weighted average shares outstanding by approximately 2.5 million shares.

Cash Flow from Operations (CFFO)

•	CFFO in Q3 18 was $99.7 million, compared to $132.0 million in the year-ago period.

•	CFFO as a percent of non-GAAP net income was 125% in Q3 18 compared to 167% in Q3 17.

(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018	Q2 2018	Q3 2018
Cash Flow from Operations	$124.9	$125.4	$132.0	$(3.5)	$378.9	$86.1	$109.3	$99.7
Cash flow as % of non-GAAP net income	162%	135%	167%	(6)%	123%	107%	138%	125%

•	As of June 30, 2018, our balance of cash, cash equivalents and marketable securities was $509.1 million.

© 2018 Nuance Communications, Inc. All rights reserved

8	2018 third quarter results
Prepared remarks
August 8, 2018

Days Sales Outstanding (DSO)

•	In Q3 18, our DSO was 71 days, up 5 days compared to a year ago, due to longer payment terms provided in certain Automotive and Healthcare contracts.

•	On a sequential basis, DSO was down slightly from Q2 18.

•	The effects of the 2017 malware incident no longer have an impact on our DSO. In future periods, we expect DSO between the high 60s and low 70s.

	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018
Days Sales Outstanding	71	69	66	76	78	72	71

Deferred Revenue

•
We ended Q3 18 with deferred revenue of $871.9 million, up 9% from a year ago, driven primarily by growth in Automotive connected services and up-front payments related to our bundled clinical documentation offerings in Healthcare.

(in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	Q1 2018	Q2 2018	Q3 2018
Total Deferred Revenue	$802.5	$802.4	$798.7	$790.0	$880.6	$882.7	$871.9

Segment and Business Driver Discussions

Non-GAAP Segment Revenue

($ in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018	Q2 2018	Q3 2018
Healthcare	$239.2	$238.5	$232.6	$189.0	$899.3	$245.5	$261.2	$236.2
Yr/yr Organic Growth	(6)%	(5)%	(4)%	(22)%	(9)%	1%	8%	0%
% of Total Revenue	48%	47%	47%	40%	45%	48%	50%	47%
Enterprise	$115.4	$122.1	$114.1	$122.7	$474.3	$120.6	$112.7	$119.6
Yr/yr Organic Growth	16%	15%	6%	4%	10%	5%	(8)%	5%
% of Total Revenue	23%	24%	23%	26%	24%	24%	22%	24%
Automotive	$58.9	$61.7	$63.1	$68.5	$252.2	$61.5	$69.0	$73.8
Yr/yr Organic Growth	26%	16%	7%	20%	17%	5%	11%	9%
% of Total Revenue	12%	12%	13%	14%	13%	12%	13%	15%
Imaging	$52.1	$53.0	$49.4	$63.2	$217.7	$55.6	$48.9	$54.2
Yr/yr Organic Growth	(15)%	(7)%	(13)%	(5)%	(10)%	7%	(8)%	10%
% of Total Revenue	11%	10%	10%	13%	11%	11%	9%	11%
Other	$30.5	$35.7	$36.4	$31.2	$133.8	$25.6	$26.5	$22.2
Yr/yr Organic Growth	(36)%	(6)%	6%	(18)%	(16)%	(23)%	(28)%	(39)%
% of Total Revenue	6%	7%	7%	7%	7%	5%	5%	4%
Total Non-GAAP Revenue	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8	$518.3	$506.0
Yr/yr Organic Growth	(3)%	1%	(1)%	(9)%	(3)%	2%	1%	1%
Yr/yr Constant Currency Organic Growth								0%

© 2018 Nuance Communications, Inc. All rights reserved

9	2018 third quarter results
Prepared remarks
August 8, 2018

Non-GAAP Segment Profit Margin

($ in millions)	Q1 2017	Q2 2017	Q3 2017	Q4 2017	FY 2017	Q1 2018	Q2 2018	Q3 2018
Healthcare
Non-GAAP Segment Profit	$78.6	$83.3	$70.5	$29.8	$262.1	$77.4	$87.4	$77.7
Segment Profit Margin %	33%	35%	30%	16%	29%	32%	33%	33%
Enterprise
Non-GAAP Segment Profit	$29.9	$40.3	$32.4	$33.0	$135.6	$37.7	$25.7	$33.1
Segment Profit Margin %	26%	33%	28%	27%	29%	31%	23%	28%
Automotive
Non-GAAP Segment Profit	$27.6	$29.3	$30.7	$31.2	$118.9	$23.2	$28.9	$28.2
Segment Profit Margin %	47%	47%	49%	46%	47%	38%	42%	38%
Imaging
Non-GAAP Segment Profit	$17.6	$18.5	$16.9	$26.5	$79.5	$15.6	$12.3	$18.5
Segment Profit Margin %	34%	35%	34%	42%	37%	28%	25%	34%
Other
Non-GAAP Segment Profit	$7.9	$12.5	$12.7	$8.5	$41.6	$3.4	$6.1	$3.1
Segment Profit Margin %	26%	35%	35%	27%	31%	13%	23%	14%
Total Non-GAAP Segment Profit	$161.6	$184.0	$163.2	$128.9	$637.7	$157.4	$160.3	$160.5
Total Segment Profit Margin %	33%	36%	33%	27%	32%	31%	31%	32%

Healthcare
Healthcare segment non-GAAP revenue grew 2% year over year on an as-reported basis, to $236.2 million, and was flat on an organic basis. Non-GAAP revenue growth was driven by Dragon Medical One offset by HIM transcription declines. HIM transcription revenue was $60.0 million in Q3 18 compared to $83.4 million in Q3 17. As discussed in prior quarters, year-to-date Healthcare segment revenue has benefited from strong professional services growth driven by EHR-implementation and optimization service offerings. Revenue from these offerings declined significantly in Q3 18 compared to Q1 18 and Q2 18, as expected, but performed better than our expectations during the quarter and remained above previous year levels.

Healthcare segment profit margin was 33%, up 260 basis points from the same period last year, due to higher gross margin associated with Dragon Medical One cloud revenue, partially offset by lower gross margin associated with EHR-implementation and optimization services.

Highlights for the Healthcare segment include:

•	Secured key competitive wins at Mercy Health St. Louis and Thomas Jefferson University.

•	Expanded our global footprint by launching our cloud-based Dragon Medical One to the Canadian and U.K. markets including installation in our first U.K. client, a large NHS Exemplar institution.

•
Closed several new surgical Computer-Assisted Physician Documentation (CAPD) solution deals in Q3 18. This offering complements Nuance’s AI-powered offerings and provides a guided workflow experience designed to address the administrative challenges surgeons and proceduralists face, while aiding with more timely reporting and appropriate reimbursement.

•	Received the first-ever Cyber Security Excellence Award from HealthTrust in Nashville, TN, recognizing Nuance for transparency and for building client trust.

•	Achieved several key innovation and go-to-market milestones in Q3 18 including:

◦	Released our CDS Triage solution that uses artificial intelligence to analyze clinical information and identify opportunities to clarify documentation, to drive better quality and financial outcomes.

© 2018 Nuance Communications, Inc. All rights reserved

10	2018 third quarter results
Prepared remarks
August 8, 2018

◦
Announced the general availability of a cloud-based version of our mPower Clinical Analytics platform for radiology which helps radiologists develop performance improvement strategies through industry benchmarks and best practices.

Enterprise
Non-GAAP revenue for our Enterprise segment grew 5% on an as-reported basis to $119.6 million driven by strong on-premise solutions sales. On an organic basis, revenue for the segment returned to growth, with 5% improvement year over year, marking the 10th quarter in the last 11 that the division delivered organic growth.

Enterprise segment profit margin was 28% for the quarter, generally consistent with the prior year period.

Highlights for the Enterprise segment include:

•	Continued momentum for our cloud-based solutions globally including:

◦	Expanded our global footprint for our digital engagement platform through availability of virtual and live chat in Australia and the U.K.

◦
Delivered successful deployments at a range of customers, including Esurance, which launched its virtual assistant powered by Nuance, and Aviva UKD/Broker which launched its virtual assistant and live chat powered by Nuance.

◦	Expanded our relationship with AT&T for digital engagement and secured key customer contracts including Humana for voice.

•	Achieved several key innovation and go-to-market milestones in Q3 18 including:

◦	Nuance was recognized:

▪	As one of the top emerging voice and chat companies in Forrester’s “The New Wave™: Conversational Computing Platforms, Q2 2018” report.

▪	Also in the quarter, Gartner listed Nuance as a Representative Vendor in its “Market Guide for Conversational Platforms.”

◦	Secured our first customer win leveraging our Omni-Channel customer engagement for patient engagement, initially focused on patient scheduling.

◦	Drove solid performance for our security and biometrics solutions including at Èeská spoøitelna, the Czech Republic’s largest bank.

Automotive
Non-GAAP revenue as reported for our Automotive segment grew 17%, to $73.8 million, its highest revenue quarter to date. The business delivered 9% organic revenue growth in Q3 18, its ninth straight quarter of organic growth.
Automotive segment profit margin was 38%, a decrease of 1,050 basis points from a year ago, as expected, primarily as a result of additional operating expenses resulting from a small Automotive acquisition in Q3 18, increased R&D investment to support continued growth and innovation, and lower professional services gross margins.

Highlights for the Automotive segment include:

•	Secured key design wins including: Daimler, Fiat Chrysler, Ford, Harman, Volkswagen, Yuanfeng/GWM, and BJEV and Denso Ten/GAC in China, an emerging market for Nuance Automotive.

•	Expanded our presence and solutions in the electric vehicle category through an important design win with Faraday.

© 2018 Nuance Communications, Inc. All rights reserved

11	2018 third quarter results
Prepared remarks
August 8, 2018

•	Introduced a novel solution for automatic siren detection for advanced driver-assisted systems (ADAS).

•	Enabled Honda to dramatically improve its JD Power results for speech experience with the implementation of Nuance Dragon Drive solutions.

•	Launched a new Innovation Days program where we showcased our latest advancements to more than 20 OEMs and 500 individuals from key accounts around the globe.

Imaging
Non-GAAP revenue for our Imaging segment was $54.2 million and grew 10% year over year, both on an as reported and an organic-basis, primarily due to the lower revenue in Q3 17 as a result of the malware incident.
Imaging segment profit margin was 34% in the quarter, roughly flat with the third quarter of fiscal year 2017.
Highlights for the Imaging segment include:

•
Launched Power PDF 3, the newest version of our award winning Power PDF software allowing businesses to create, edit, sign and share PDF documents. Power PDF 3 builds on previous iterations, delivering benefits in several areas including user experience, conversion accuracy, document compatibility, eSignature support with workflow integration, collaboration and text editing.

•	Secured strategic wins at HSBC, Johnson Controls and National Australia Bank.

•
Delivered progress on divisional growth initiatives including a restructuring of the product organization, more tightly aligned product and R&D functions, and expanded support for key distribution channels.

Other
Our Other segment includes the results of our Subscriber Revenue Services (SRS) and Devices businesses.
The Other segment delivered non-GAAP revenue of $22.2 million in Q3 18, a decline of 39% year over year on both an as reported and organic-basis. Our Devices business experienced a significant decline in line with expectations due to a large licensing quarter in Q3 17, which created a difficult comparison. Consistent with our commentary last quarter, our SRS business continues to experience declines compared to the prior year period.
Other segment profit margin was 14% in the quarter, down 2,100 basis points from the prior year due to the revenue decline.
As part of our ongoing business and portfolio review process, we are evaluating the SRS business and we expect to continue to manage the Devices business for profitability as revenue from the business gradually winds down.

Guidance and Outlook
Our solid third quarter results put us on track to achieve our full-year targets and we expect many of the same favorable trends to continue in the fourth quarter, namely the positive performance across our cloud solutions, in particular Dragon Medical One; the solid execution in our Enterprise business; and, growth in Automotive.
Segment Trends in 2018

•
In Healthcare, we expect continued strong revenue performance from our Dragon Medical One cloud, Diagnostics, and Clintegrity offerings, partially offset by expected revenue declines in HIM transcription resulting from the secular transition to front-end clinical documentation capture, as provided by our Dragon Medical One cloud platform. Additionally, in Q4 17 we experienced significant revenue decline in our Healthcare division due to the malware incident that took place in June of last year. Accordingly, we expect our growth rate in Q4 18 to be significantly higher than recent quarterly growth rates due to this comparison.

We estimate that HIM transcription revenues will be approximately $260 million for the full fiscal year 2018. In recent quarters we have estimated the HIM transcription annual erosion rate to be approximately 10% and this continues to be the estimated erosion rate for HIM standalone contracts. However, due to the volume of

© 2018 Nuance Communications, Inc. All rights reserved

12	2018 third quarter results
Prepared remarks
August 8, 2018

contracts in which we bundle Dragon Medical One and HIM transcription offerings, we now expect the expansion of bundled offerings to slightly increase the HIM transcription erosion rate in future periods. We will provide further commentary on future HIM erosion rates and expected Dragon Medial One growth when we provide our fiscal year 2019 annual guidance.

•	In Enterprise, we expect demand for our contact center solutions and an accelerating transition to digital contact center channels to drive organic revenue growth for the segment in both Q4 and 2018.

•
In Automotive, we expect our business to continue to perform well based on the strength of our customer relationships and visibility to recurring revenue streams. We maintain our mid-to-high single-digit organic revenue growth expectations for this business in 2018.

•
In Imaging, while we expect improvement over time, we continue to see near-term growth challenges in the business, which we expect will result in 2018 organic revenue that is flat-to-slightly down from fiscal year 2017.

•	In Other, we expect continued declines in our legacy Device and SRS businesses compared to 2017.

Fiscal Year 2018 Guidance

For fiscal year 2018, we currently expect:

•	Net new bookings growth in a range of 5% to 7%, consistent with our previous guidance and based on the strength of our Automotive and Enterprise segments.

•	GAAP revenue in a range of $2,033.0 to $2,048.0 million, the midpoint of which is up slightly from our prior guidance of $2,018.0 to $2,058.0 million.

•	Non-GAAP revenue in a range of $2,050.0 to $2,065.0 million, the midpoint of which is up slightly from our prior guidance of $2,035.0 to $2,075.0 million.

•	Organic revenue growth of approximately 3%, consistent with the midpoint of our previous guidance.

•	Non-GAAP recurring revenue guidance of approximately 72%, at the lower end of our prior guidance range of 72% to 73%.

•
Non-GAAP gross margin of approximately 62.0%, at the lower end of our prior guidance range of 62.0% to 62.5%, primarily as a result of our year-to-date revenue mix and related gross margin performance.

•	Non-GAAP operating margin of approximately 25.5%, at the lower end of our prior guidance range of 25.5% to 26.0%, primarily as a result of our year-to-date operating margin performance.

•	Non-GAAP tax rates in a range of 24.0% to 25.0%.

•	GAAP EPS in a range of $(0.44) to $(0.39) per diluted share from ($0.43) to ($0.34) per share.

•
Non-GAAP diluted EPS in a range of $1.11 to $1.15 per share, an increase of $0.01 at the midpoint from our prior guidance range of $1.09 to $1.15 per share, and inclusive of an estimated $0.01 benefit as a result of share repurchases to date.

•	Cash flow from operations between $410 to $430 million, consistent with our prior range.

•
Deferred revenue is now expected to grow between 8% and 10% during fiscal year 2018, driven primarily by continued growth in Automotive connected services and up-front payments related to our bundled clinical documentation offerings in Healthcare.

© 2018 Nuance Communications, Inc. All rights reserved

13	2018 third quarter results
Prepared remarks
August 8, 2018

Fiscal Year 2018 Guidance Summary Table (as of August 8, 2018)

($ in millions except earnings per share)	AUGUST 8, 2018 OUTLOOK	MAY 9, 2018 OUTLOOK
Net New Bookings Growth	5% to 7%	5% to 7%
GAAP Revenue	$2,033.0 to $2,048.0	$2,018.0 to $2,058.0
Non-GAAP Revenue % Recurring Revenue	$2,050.0 to $2,065.0 ~ 72%	$2,035.0 to $2,075.0 72% to 73%
Organic Non-GAAP Revenue Growth	~ 3%	2% to 4%
Non-GAAP Gross Margin	~ 62.0%	62.0% to 62.5%
Non-GAAP Operating Margin	~ 25.5%	25.5% to 26.0%
GAAP Diluted EPS	$(0.44) to $(0.39)	$(0.43) to $(0.34)
Non-GAAP Diluted EPS	$1.11 to $1.15	$1.09 to $1.15
Cash Flow from Operations (CFFO) % of non-GAAP revenue	$410 to $430 ~ 125%	$410 to $430 123% to 125%
Capital expenditures	~ $50	~ $50
Net cash interest and other expense	$80 to $85	$80 to $85
Non-GAAP tax rate	24.0% to 25.0%	24.0% to 25.0%
Net cash taxes	$30	$30
Diluted share count	~ 296	~301

Q4 18 Guidance
We also are providing the following guidance for our fourth quarter of fiscal year 2018:

•	We expect GAAP revenue in a range of $514.0 to $529.0 million, and non-GAAP revenue in a range of $517.0 to $532.0 million.

•	We expect GAAP EPS in a range of ($0.01) to $0.04 per share, and non-GAAP EPS in a range of $0.30 to $0.34 per diluted share.

Q4 18 Guidance Summary Table (as of August 8, 2018)
($ in millions except earnings per share data)

Q4 2018	Low	High
GAAP revenue	$514.0	$529.0
Non-GAAP revenue	$517.0	$532.0
GAAP EPS	$(0.01)	$0.04
Non-GAAP diluted EPS	$0.30	$0.34

This ends the prepared remarks.

© 2018 Nuance Communications, Inc. All rights reserved

14	2018 third quarter results
Prepared remarks
August 8, 2018

About Nuance Communications, Inc.
Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational and cognitive AI innovations that bring intelligence to everyday work and life. The Company delivers solutions that can understand, analyze and respond to human language to increase productivity and amplify human intelligence.  With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations - in global industries that include healthcare, telecommunications, automotive, financial services, and retail - to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.
Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.
Safe Harbor and Forward-Looking Statements
Statements in this document regarding future performance and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: fluctuations in demand for our existing and future products; fluctuations in the mix of products and services sold in specific periods; further unanticipated costs resulting from the FY17 malware incident including potential costs associated with litigation or governmental investigations that may result from the incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure, and changing business models in the markets and industries we serve; changes to economic conditions in the United States and internationally; uncertainties associated with the transition of our chief executive officer, and the addition of a number of new directors; the imposition of tariffs or other trade measures particularly between the United States and China; potential future impairment charges related to our newly reorganized business reporting units; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our Form 10-Q for the period ended March 31, 2018. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

Definitions
Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Non-GAAP Organic Revenue Growth. Organic revenue growth is calculated by comparing current period non-GAAP revenue to non-GAAP revenue from the corresponding prior-year period. For purposes of this calculation, prior period non-GAAP revenue is adjusted to include revenue from companies acquired by Nuance as if we had owned the acquired businesses in all periods presented. Non-GAAP organic revenue growth on a constant currency basis is calculated using current period non-GAAP revenue for entities reporting in currencies other than United States dollars, excluding United States dollar-denominated transactions recorded in those entities, converted into United States dollars using the average exchange rates from the prior-year period rather than the actual exchange rates in effect during the current period.

Bookings. Bookings represent the estimated gross revenue value of transactions at the time of contract execution, except for maintenance and support offerings. For fixed price contracts, the bookings value represents the gross total contract value. For contracts where revenue is based on transaction volume, the bookings value represents the contract price multiplied by the estimated future transaction volume during the contract term,

© 2018 Nuance Communications, Inc. All rights reserved

15	2018 third quarter results
Prepared remarks
August 8, 2018

whether or not such transaction volumes are guaranteed under a minimum commitment clause. Actual results could be different than our initial estimates. The maintenance and support bookings value represents the amounts billed in the period the customer is invoiced. Because of the inherent estimates required to determine bookings and the fact that the actual resultant revenue may differ from our initial bookings estimates, we consider bookings one indicator of potential future revenue and not as an arithmetic measure of backlog.

Net new bookings. Net new bookings represent the estimated revenue value at the time of contract execution from new contractual arrangements or the estimated revenue value incremental to the portion of the transaction value attributable to renewals under pre-existing arrangements. Constant currency for net new bookings is calculated using current period net new bookings denominated in currencies other than United States dollars converted into United States dollars using the average exchange rate for those currencies from the prior-year period rather than the actual exchange rate in effect during the current period.

Annualized line run-rate in Nuance’s healthcare on-demand business. We determine this run rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. We determine this value as of the end of the period reported, by using our best estimate of three years of anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on assumptions used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved, and other factors deemed relevant. For contracts with an expiration date beyond three years, we include only the value expected within three years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Segment profit. Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings. Segment profit represents income from operations excluding stock-based compensation, amortization of intangible assets, acquisition-related costs, net, restructuring and other charges, net, costs associated with intellectual property collaboration agreements, other income (expense), net and certain unallocated corporate expenses.

Discussion of non-GAAP Financial Measures
We believe that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. We further believe that providing this information allows investors to not only better understand our financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance. The non-GAAP information included in this press release should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP
We utilize a number of different financial measures, both Generally Accepted Accounting Principles (“GAAP”) and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the non-GAAP annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition, and as a consequence of the importance of these measures in

© 2018 Nuance Communications, Inc. All rights reserved

16	2018 third quarter results
Prepared remarks
August 8, 2018

managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By constant currency organic performance, we mean performance excluding the effect of current foreign currency rate fluctuations.  By continuing operations, we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and nine months ended June 30, 2018 and 2017, our management has either included or excluded items in seven general categories, each of which is described below.
Acquisition-related revenue and cost of revenue.
We provide supplementary non-GAAP financial measures of revenue that include revenue that we would have recognized but for the purchase accounting treatment of acquisition transactions. Non-GAAP revenue also includes revenue that we would have recognized had we not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of our economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. We include non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. We believe these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, we have historically experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, we generally will incur these adjustments in connection with any future acquisitions.
Acquisition-related costs, net.
In recent years, we have completed a number of acquisitions, which result in operating expenses, which would not otherwise have been incurred. We provide supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate our ability to utilize our existing assets and estimate the long-term value that acquired assets will generate for us. We believe that providing a supplemental non-GAAP measure, which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

© 2018 Nuance Communications, Inc. All rights reserved

17	2018 third quarter results
Prepared remarks
August 8, 2018

These acquisition-related costs fall into the following categories: (i) transition and integration costs; (ii) professional service fees and expenses; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, we generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:
(i)  Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, and earn-out payments treated as compensation expense, as well as the costs of integration-related activities, including services provided by third-parties.
(ii)  Professional service fees and expenses. Professional service fees and expenses include financial advisory, legal, accounting and other outside services incurred in connection with acquisition activities, and disputes and regulatory matters related to acquired entities.
(iii)  Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.
Amortization of acquired intangible assets.
We exclude the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which our acquired intellectual property is treated in a comparable manner to our internally developed intellectual property. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.
Non-cash expenses.
We provide non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; and (ii) non-cash interest.  These items are further discussed as follows:
(i) Stock-based compensation. Because of varying valuation methodologies, subjective assumptions and the variety of award types, we believe that excluding stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in our history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. We evaluate performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond our control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, we do not include such charges in operating plans. Stock-based compensation will continue in future periods.
(ii) Non-cash interest.  We exclude non-cash interest because we believe that excluding this expense provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. Non-cash interest expense will continue in future periods.
Other expenses.
We exclude certain other expenses that result from unplanned events, outside the ordinary course of continuing operations, in order to measure operating performance and current and future liquidity both with and without these

© 2018 Nuance Communications, Inc. All rights reserved

18	2018 third quarter results
Prepared remarks
August 8, 2018

expenses.  By providing this information, we believe management and the users of the financial statements are better able to understand the financial results of what we consider to be our organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. We also exclude other items such as losses from extinguishing our convertible debt, consulting and professional services fees related to assessing strategic alternatives and our transformation program, implementation of the new revenue recognition standard (ASC 606), and expenses associated with the malware incident and remediation thereof.
Non-GAAP income tax provision.
Effective Q2 2017, we changed our method of calculating our non-GAAP income tax provision. Under the prior method, we calculated our non-GAAP tax provision using a cash tax method to reflect the estimated amount we expected to pay or receive in taxes related to the period, which is equivalent to our GAAP current tax provision. Under the new method, our non-GAAP income tax provision is determined based on our non-GAAP pre-tax income. The tax effect of each non-GAAP adjustment, if applicable, is computed based on the statutory tax rate of the jurisdiction to which the adjustment relates. Additionally, as our non-GAAP profitability is higher based on the non-GAAP adjustments, we adjust the GAAP tax provision to remove valuation allowances and related effects based on the higher level of reported non-GAAP profitability.  We also exclude from our non-GAAP tax provision certain discrete tax items as they occur, which in fiscal year 2018 also includes certain impacts from the Tax Cuts and Jobs Act of 2017.

Financial Tables Follow

© 2018 Nuance Communications, Inc. All rights reserved

19	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017

Revenues:
Professional services and hosting	$254,478	$251,488	$788,079	$763,595
Product and licensing	168,682	154,228	491,776	465,238
Maintenance and support	79,727	80,505	238,901	244,619
Total revenues	502,887	486,221	1,518,756	1,473,452

Cost of revenues:
Professional services and hosting	166,280	169,439	519,859	498,501
Product and licensing	19,052	17,637	57,087	54,805
Maintenance and support	14,346	13,410	42,778	40,248
Amortization of intangible assets	13,760	15,727	43,896	48,487
Total cost of revenues	213,438	216,213	663,620	642,041

Gross profit	289,449	270,008	855,136	831,411

Operating expenses:
Research and development	75,726	66,565	223,277	199,119
Sales and marketing	96,212	97,011	292,359	292,201
General and administrative	50,653	42,329	177,833	123,637
Amortization of intangible assets	24,117	29,160	69,851	84,931
Acquisition-related costs, net	4,916	7,646	12,837	22,051
Restructuring and other charges, net	9,237	13,035	32,986	39,649
Impairment of goodwill	—	—	137,907	—
Total operating expenses	260,861	255,746	947,050	761,588

Income (loss) from operations	28,588	14,262	(91,914)	69,823
Other expenses, net	(32,052)	(39,489)	(98,352)	(133,292)
Loss before income taxes	(3,464)	(25,227)	(190,266)	(63,469)
Provision (benefit) for income taxes	10,573	2,609	(65,404)	22,103
Net loss	$(14,037)	$(27,836)	$(124,862)	$(85,572)

Net loss per share:
Basic	$(0.05)	$(0.10)	$(0.43)	$(0.30)
Diluted	$(0.05)	$(0.10)	$(0.43)	$(0.30)

Weighted average common shares outstanding:
Basic	292,663	287,856	292,703	289,269
Diluted	292,663	287,856	292,703	289,269

© 2018 Nuance Communications, Inc. All rights reserved

20	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2018	September 30, 2017
	Unaudited

ASSETS
Current assets:
Cash and cash equivalents	$331,259	$592,299
Marketable securities	154,085	251,981
Accounts receivable, net	396,766	395,392
Prepaid expenses and other current assets	104,157	88,269
Total current assets	986,267	1,327,941

Marketable securities	23,801	29,844
Land, building and equipment, net	172,596	176,548
Goodwill	3,510,454	3,590,608
Intangible assets, net	612,913	664,474
Other assets	140,060	142,508
Total assets	$5,446,091	$5,931,923

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$—	$376,121
Contingent and deferred acquisition payments	22,259	28,860
Accounts payable, accrued expenses and other current liabilities	319,541	340,505
Deferred revenue	389,032	366,042
Total current liabilities	730,832	1,111,528

Long-term debt	2,323,516	2,241,283
Deferred revenue, net of current portion	482,834	423,929
Other liabilities	150,994	223,801
Total liabilities	3,688,176	4,000,541

Stockholders' equity	1,757,915	1,931,382
Total liabilities and stockholders' equity	$5,446,091	$5,931,923

© 2018 Nuance Communications, Inc. All rights reserved

21	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss	$(14,037)	$(27,836)	$(124,862)	$(85,572)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	54,112	58,311	161,167	174,955
Stock-based compensation	35,202	42,331	106,937	121,809
Non-cash interest expense	11,896	16,141	37,091	42,912
Deferred tax (benefit) provision	(787)	1,119	(91,118)	6,762
Loss on extinguishment of debt	—	—	—	18,565
Impairment of goodwill	—	—	137,907	—
Impairment of fixed asset	—	5,407	1,780	16,351
Other	315	1,917	894	4,259
Changes in operating assets and liabilities, excluding effects of acquisitions:
Accounts receivable	14,422	29,563	2,007	28,132
Prepaid expenses and other assets	3,364	(2,236)	(18,695)	(14,531)
Accounts payable	(238)	13,209	(4,011)	12,209
Accrued expenses and other liabilities	(3,559)	6,539	1,671	(4,040)
Deferred revenue	(1,032)	(12,436)	84,255	60,552
Net cash provided by operating activities	99,658	132,029	295,023	382,363
Cash flows from investing activities:
Capital expenditures	(13,639)	(15,246)	(38,965)	(34,033)
Payments for business and asset acquisitions, net of cash acquired	(96,457)	(37,230)	(109,225)	(110,220)
Purchases of marketable securities and other investments	(65,651)	(38,211)	(158,645)	(192,062)
Proceeds from sales and maturities of marketable securities and other investments	64,404	36,786	259,677	106,444
Net cash used in investing activities	(111,343)	(53,901)	(47,158)	(229,871)
Cash flows from financing activities:
Repayment and redemption of debt	—	—	(331,172)	(634,055)
Proceeds from issuance of long-term debt, net of issuance costs	—	(878)	—	838,081
Payments for repurchase of common stock	(111,979)	—	(111,979)	(99,077)
Acquisition payments with extended payment terms	(3,842)	—	(20,769)	—
Proceeds from issuance of common stock from employee stock plans	1	84	9,361	8,682
Payments for taxes related to net share settlement of equity awards	(7,846)	(9,170)	(51,852)	(52,523)
Other financing activities	(428)	(218)	(1,075)	(424)
Net cash (used in) provided by financing activities	(124,094)	(10,182)	(507,486)	60,684
Effects of exchange rate changes on cash and cash equivalents	(1,604)	8	(1,419)	(1,202)
Net (decrease) increase in cash and cash equivalents	(137,383)	67,954	(261,040)	211,974
Cash and cash equivalents at beginning of period	468,642	625,640	592,299	481,620
Cash and cash equivalents at end of period	$331,259	$693,594	$331,259	$693,594

© 2018 Nuance Communications, Inc. All rights reserved

22	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations
(in thousands)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP revenues	$502,887	$486,221	$1,518,756	$1,473,452
Acquisition-related revenue adjustments: professional services and hosting	1,378	3,258	3,674	8,508
Acquisition-related revenue adjustments: product and licensing	1,734	5,941	10,515	19,970
Acquisition-related revenue adjustments: maintenance and support	31	204	224	810
Non-GAAP revenues	$506,030	$495,624	$1,533,169	$1,502,740

GAAP cost of revenues	$213,438	$216,213	$663,620	$642,041
Cost of revenues from amortization of intangible assets	(13,760)	(15,727)	(43,896)	(48,487)
Cost of revenues adjustments: professional services and hosting (1)	(6,861)	(8,385)	(20,590)	(24,875)
Cost of revenues adjustments: product and licensing (1)	(114)	(104)	(492)	(298)
Cost of revenues adjustments: maintenance and support (1)	(952)	(1,130)	(3,041)	(3,117)
Non-GAAP cost of revenues	$191,751	$190,867	$595,601	$565,264

GAAP gross profit	$289,449	$270,008	$855,136	$831,411
Gross profit adjustments	24,830	34,749	82,432	106,065
Non-GAAP gross profit	$314,279	$304,757	$937,568	$937,476

GAAP income (loss) from operations	$28,588	$14,262	$(91,914)	$69,823
Gross profit adjustments	24,830	34,749	82,432	106,065
Research and development (1)	8,224	9,610	26,316	26,498
Sales and marketing (1)	9,491	11,981	28,533	34,968
General and administrative (1)	9,560	11,121	27,965	32,053
Acquisition-related costs, net	4,916	7,646	12,837	22,051
Amortization of intangible assets	24,117	29,160	69,851	84,931
Restructuring and other charges, net	9,237	13,035	32,986	39,649
Impairment of goodwill	—	—	137,907	—
Other (4)	6,249	2,269	49,426	7,980
Non-GAAP income from operations	$125,212	$133,833	$376,339	$424,018

GAAP loss before income taxes	$(3,464)	$(25,227)	$(190,266)	$(63,469)
Gross profit adjustments	24,830	34,749	82,432	106,065
Research and development (1)	8,224	9,610	26,316	26,498
Sales and marketing (1)	9,491	11,981	28,533	34,968
General and administrative (1)	9,560	11,121	27,965	32,053
Acquisition-related costs, net	4,916	7,646	12,837	22,051
Amortization of intangible assets	24,117	29,160	69,851	84,931
Restructuring and other charges, net	9,237	13,035	32,986	39,649
Non-cash interest expense	11,896	16,141	37,091	42,912
Loss on extinguishment of debt	—	—	—	18,565
Impairment of goodwill	—	—	137,907	—
Other (4)	6,249	2,269	49,426	7,980
Non-GAAP income before income taxes	$105,056	$110,485	$315,078	$352,203

(4) Includes approximately $3.9 million and $43 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and nine months ended June 30, 2018, respectively.

© 2018 Nuance Communications, Inc. All rights reserved

23	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands, except per share amounts)
Unaudited

	Three months ended		Nine months ended
	June 30,		June 30,
	2018	2017	2018	2017

GAAP provision (benefit) for income taxes	$10,573	$2,609	$(65,404)	$22,103
Income tax effect of Non-GAAP adjustments	28,002	45,759	97,232	139,048
Removal of valuation allowance and other items	(13,158)	(17,455)	(47,241)	(56,457)
Removal of discrete items (3)	—	412	91,069	(1,320)
Non-GAAP provision for income taxes	$25,417	$31,325	$75,656	$103,374

GAAP net loss	$(14,037)	$(27,836)	$(124,862)	$(85,572)
Acquisition-related adjustment - revenues (2)	3,143	9,403	14,413	29,288
Acquisition-related costs, net	4,916	7,646	12,837	22,051
Cost of revenue from amortization of intangible assets	13,760	15,727	43,896	48,487
Amortization of intangible assets	24,117	29,160	69,851	84,931
Restructuring and other charges, net	9,237	13,035	32,986	39,649
Loss on extinguishment of debt	—	—	—	18,565
Impairment of goodwill	—	—	137,907	—
Stock-based compensation (1)	35,202	42,331	106,937	121,809
Non-cash interest expense	11,896	16,141	37,091	42,912
Adjustment to income tax expense	(14,844)	(28,716)	(141,060)	(81,271)
Other (4)	6,249	2,270	49,426	7,979
Non-GAAP net income	$79,639	$79,161	$239,422	$248,828

Non-GAAP diluted net income per share	$0.27	$0.27	$0.80	$0.85

Diluted weighted average common shares outstanding	294,909	290,592	298,983	292,107

(3) As a result of the TCJA, we remeasured certain deferred tax assets and liabilities at the lower rates and recorded approximately $87.0 million of tax benefits for the nine months ended June 30, 2018, which also reflected a benefit of $0.5 million for the three months ended June 30, 2018 as we revised our estimates of the timing and amounts of the temporary differences. Additionally, we recorded a $2.0 million provision for the deemed repatriation of foreign cash and earnings for the nine months ended June 30, 2018.

Also for the nine months ended June 30, 2018, we recorded a tax benefit of $8.5 million related to the impairment of deductible goodwill in Brazil.

(4) Includes approximately $3.9 million and $43 million in professional services costs associated with considering strategic alternatives for certain businesses and establishing our Automotive business as an independent reporting segment, for the three and nine months ended June 30, 2018, respectively.

© 2018 Nuance Communications, Inc. All rights reserved

24	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017

GAAP operating expenses	$260,861	$255,746	$947,050	$761,588
Research and development (1)	(8,224)	(9,610)	(26,316)	(26,498)
Sales and marketing (1)	(9,491)	(11,981)	(28,533)	(34,968)
General and administrative (1)	(9,560)	(11,121)	(27,965)	(32,053)
Acquisition-related costs, net	(4,916)	(7,646)	(12,837)	(22,051)
Amortization of intangible assets	(24,117)	(29,160)	(69,851)	(84,931)
Restructuring and other charges, net	(9,237)	(13,035)	(32,986)	(39,649)
Impairment of Goodwill	—	—	(137,907)	—
Other	(6,249)	(2,269)	(49,426)	(7,980)
Non-GAAP operating expenses	$189,067	$170,924	$561,229	$513,458

GAAP research and development expense	$75,726	$66,565	$223,277	$199,119
Stock-based compensation (1)	(8,224)	(9,610)	(26,316)	(26,498)
Non-GAAP research and development expense	$67,502	$56,955	$196,961	$172,621

GAAP sales and marketing expense	$96,212	$97,011	$292,359	$292,201
Stock-based compensation (1)	(9,491)	(11,981)	(28,533)	(34,968)
Non-GAAP sales and marketing expense	$86,721	$85,030	$263,826	$257,233

GAAP general and administrative expense	$50,653	$42,329	$177,833	$123,637
Stock-based compensation (1)	(9,560)	(11,121)	(27,965)	(32,053)
Other (4)	(6,249)	(2,269)	(49,426)	(7,980)
Non-GAAP general and administrative expense	$34,844	$28,939	$100,442	$83,604

© 2018 Nuance Communications, Inc. All rights reserved

25	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in thousands)
Unaudited

	Three months ended June 30,		Nine months ended June 30,
	2018	2017	2018	2017

(1) Stock-based compensation
Cost of professional services and hosting	$6,861	$8,385	$20,590	$24,875
Cost of product and licensing	114	104	492	298
Cost of maintenance and support	952	1,130	3,041	3,117
Research and development	8,224	9,610	26,316	26,498
Sales and marketing	9,491	11,981	28,533	34,968
General and administrative	9,560	11,121	27,965	32,053
Total	$35,202	$42,331	$106,937	$121,809

(2) Acquisition-related revenue and cost of revenue
Revenues	$3,143	$9,403	$14,413	$29,288
Total	$3,143	$9,403	$14,413	$29,288

© 2018 Nuance Communications, Inc. All rights reserved

26	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Hosting Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$193.3	$202.2	$189.4	$149.0	$733.8	$185.1	$194.4	$190.2
Adjustment	2.3	2.7	3.1	2.0	10.1	1.2	1.0	1.4
Non-GAAP Revenues	$195.6	$204.8	$192.5	$150.9	$743.9	$186.3	$195.4	$191.7

Maintenance and Support Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$82.5	$81.6	$80.5	$82.5	$327.1	$80.8	$78.4	$79.7
Adjustment	0.2	0.4	0.2	0.2	1.0	0.1	0.1	0.1
Non-GAAP Revenues	$82.7	$82.0	$80.7	$82.7	$328.1	$80.9	$78.5	$79.8

Perpetual Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$78.7	$76.5	$73.5	$77.3	$306.0	$76.6	$73.0	$76.9
Adjustment	0.7	0.5	0.9	0.4	2.4	0.4	0.3	0.4
Non-GAAP Revenues	$79.3	$77.0	$74.4	$77.7	$308.4	$76.9	$73.3	$77.2

Recurring Product and Licensing Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$73.1	$82.8	$80.8	$92.8	$329.4	$85.2	$88.3	$91.8
Adjustment	5.1	7.8	5.0	6.1	24.1	5.4	2.7	1.4
Non-GAAP Revenues	$78.2	$90.6	$85.8	$98.9	$353.5	$90.7	$90.9	$93.2

Professional Services Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$60.1	$56.5	$62.1	$64.3	$243.1	$73.9	$80.2	$64.2
Adjustment	0.2	0.1	0.1	0.1	0.5	0.1	—	—
Non-GAAP Revenues	$60.3	$56.7	$62.2	$64.4	$243.6	$74.0	$80.2	$64.2

Total Recurring Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$353.0	$370.2	$354.5	$328.6	$1,406.4	$355.3	$365.0	$365.9
Adjustment	7.5	11.4	8.7	8.2	35.9	6.9	3.9	2.8
Non-GAAP Revenues	$360.5	$381.7	$363.2	$336.8	$1,442.3	$362.2	$368.9	$368.7

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

27	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

Total Revenues	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$487.7	$499.6	$486.2	$465.9	$1,939.4	$501.6	$514.2	$502.9
Adjustment	8.4	11.5	9.4	8.7	38.0	7.2	4.1	3.1
Non-GAAP Revenues	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8	$518.3	$506.0

Healthcare	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$237.7	$237.3	$231.2	$186.7	$893.0	$244.0	$260.1	$235.6
Adjustment	1.5	1.2	1.4	2.3	6.3	1.5	1.1	0.6
Non-GAAP Revenues	$239.2	$238.5	$232.6	$189.0	$899.3	$245.5	$261.2	$236.2

Enterprise	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$111.7	$115.3	$110.2	$119.0	$456.2	$117.4	$111.4	$119.5
Adjustment	3.7	6.8	3.9	3.7	18.1	3.2	1.3	0.1
Non-GAAP Revenues	$115.4	$122.1	$114.1	$122.7	$474.3	$120.6	$112.7	$119.6

Automotive	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$57.9	$60.8	$62.2	$67.6	$248.4	$60.6	$68.1	$72.3
Adjustment	1.0	0.9	0.9	0.9	3.8	0.9	0.9	1.5
Non-GAAP Revenues	$58.9	$61.7	$63.1	$68.5	$252.2	$61.5	$69.0	$73.8

Imaging	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$50.1	$51.3	$47.9	$61.9	$211.2	$54.4	$48.0	$53.4
Adjustment	1.9	1.8	1.5	1.3	6.5	1.2	0.9	0.8
Non-GAAP Revenues	$52.1	$53.0	$49.4	$63.2	$217.7	$55.6	$48.9	$54.2

Other	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018
GAAP Revenues	$30.1	$35.0	$34.8	$30.7	$130.6	$25.5	$26.5	$22.1
Adjustment	0.4	0.7	1.6	0.5	3.2	0.1	—	0.1
Non-GAAP Revenues	$30.5	$35.7	$36.4	$31.2	$133.8	$25.6	$26.5	$22.2

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

28	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued
(in millions)
Unaudited

	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3
	2017	2017	2017	2017	2017	2018	2018	2018

Total segment revenues	$496.0	$511.1	$495.6	$474.7	$1,977.4	$508.8	$518.3	$506.0
Acquisition-related revenue adjustments	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)	(7.2)	(4.1)	(3.1)
Total consolidated revenues	$487.7	$499.6	$486.2	$466.0	$1,939.4	$501.6	$514.2	$502.9

Total segment profit	$161.6	$184.0	$163.2	$128.9	$637.7	$157.4	$160.3	$160.5
Corporate expenses and other, net	(31.0)	(30.2)	(31.7)	(33.1)	(125.9)	(44.7)	(65.1)	(41.6)
Acquisition-related revenues and costs of revenues adjustment	(8.4)	(11.5)	(9.4)	(8.7)	(38.0)	(7.2)	(4.1)	(3.1)
Stock-based compensation	(39.1)	(40.3)	(42.3)	(32.5)	(154.3)	(38.0)	(33.7)	(35.2)
Amortization of intangible assets	(43.4)	(45.1)	(44.9)	(45.3)	(178.7)	(38.4)	(37.5)	(37.9)
Acquisition-related costs, net	(9.0)	(5.4)	(7.6)	(5.7)	(27.7)	(5.6)	(2.4)	(4.9)
Restructuring and other charges, net	(6.7)	(19.9)	(13.0)	(21.4)	(61.1)	(14.8)	(8.9)	(9.2)
Impairment of goodwill	—	—	—	—	—	—	(137.9)	—
Other expenses, net	(37.6)	(56.2)	(39.5)	(37.7)	(171.0)	(34.1)	(32.2)	(32.1)
Loss before income taxes	$(13.6)	$(24.7)	$(25.2)	$(55.5)	$(119.0)	$(25.3)	$(161.5)	$(3.5)

Schedules may not add due to rounding.

© 2018 Nuance Communications, Inc. All rights reserved

29	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Three months ended September 30, 2018
	Low	High
GAAP revenue	$514,000	$529,000
Acquisition-related adjustment - revenue	3,000	3,000
Non-GAAP revenue	$517,000	$532,000

GAAP net income per share	$(0.01)	$0.04
Acquisition-related adjustment - revenue	0.01	0.01
Acquisition-related costs, net	0.01	0.01
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.15	0.15
Non-cash interest expense	0.04	0.04
Adjustment to income tax expense	(0.09)	(0.10)
Restructuring and other charges, net	0.03	0.03
Other	0.04	0.04
Non-GAAP net income per share	$0.30	$0.34

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	287,000	287,000
Weighted average common shares: diluted	294,000	294,000

© 2018 Nuance Communications, Inc. All rights reserved

30	2018 third quarter results
Prepared remarks
August 8, 2018

Nuance Communications, Inc.
Reconciliation of Supplemental Financial Information
GAAP and non-GAAP Revenue and Net Income per Share Guidance
(in thousands, except per share amounts)
Unaudited

	Twelve months ended September 30, 2018
	Low	High
GAAP revenue	$2,033,000	$2,048,000
Acquisition-related adjustment - revenue	17,000	17,000
Non-GAAP revenue	$2,050,000	$2,065,000

GAAP net income per share	$(0.44)	$(0.39)
Acquisition-related adjustment - revenue	0.06	0.06
Acquisition-related costs, net	0.06	0.06
Cost of revenue from amortization of intangible assets	0.20	0.20
Amortization of intangible assets	0.32	0.32
Non-cash stock-based compensation	0.51	0.51
Non-cash interest expense	0.17	0.17
Adjustment to income tax expense	(0.57)	(0.58)
Restructuring and other charges, net	0.60	0.60
Other	0.20	0.20
Non-GAAP net income per share	$1.11	$1.15

Shares used in computing GAAP and non-GAAP net income per share:
Weighted average common shares: basic	291,000	291,000
Weighted average common shares: diluted	296,000	296,000

© 2018 Nuance Communications, Inc. All rights reserved